MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Ocean Energy, Inc. (A Development Stage Company), of our report dated May 28, 2008 on our audit of the financial statements of Ocean Energy, Inc. (A Development Stage Company) as of April 30, 2008, and the related statements of operations, stockholders’ equity and cash flows from inception on November 28, 2007 through April 30, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

June 12, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501